Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is made as of this 15th day of December, 2005 (this “Agreement”), by and between ALTRIA CORPORATE SERVICES, INC. (f/k/a PHILIP MORRIS MANAGEMENT CORPORATION), a New York corporation (“Seller”) and KRAFT FOODS GLOBAL, INC. (“Buyer”), a Delaware corporation.

W I T N E S S E T H

WHEREAS, Seller and Milwaukee County, Wisconsin are parties to certain Lease Agreement, dated July 14, 1980, Airport Agreement No. HP-695, as amended by Amendment No. 1 to Airport Lease Agreement No. HP-695 as of December 31, 1995 and Amendment No. 2 to Airport Lease Agreement No. HP-695 as of December 16, 2005 (the “Lease”) with respect to certain property located at General Mitchell International Airport (“Airport”); and

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and accept from Seller, all of Seller’s rights, title and interests in the Lease and certain other property described herein on the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations and warranties herein set forth, the parties hereto hereby covenant and agree as follows:

1.                                       Purchase and Sale.  Seller hereby agrees to sell, assign, convey, transfer and deliver and Buyer hereby agrees to purchase, accept and receive the following property (collectively, the “Property”):

(a)                                  All of Seller’s right, title and interest as lessee under the Lease for property located at 530 East College Avenue, Milwaukee, Wisconsin, and described on Exhibit A (the “Real Property”);

(b)                                 All fixtures or real property improvements owned by Seller and located on the Real Property, as described on Exhibit A (the “Improvements”);

(c)                                  The personal property listed on Exhibit B (“Personal Property”); and

(d)                                 Such other personal property located on the Real Property on the date of Closing (“Other Personal Property”), but excluding aircraft spare parts, telecommunications equipment, and information technology systems.

2.                                       Purchase Price and Other Payments.

(a)                                  The total purchase price for the Property shall be Three Million Two Hundred Ninety-Eight Thousand Two Hundred Thirty-Seven Dollars ($3,298,237) (the “Purchase Price”) and shall be allocated as follows:

(i)                                     The purchase price for the Real Property, Improvements and the Other Personal Property shall be Three Million Dollars ($3,000,000), payable by wire transfer, at the consummation of the transactions contemplated in Section 1 hereof (the “Closing”).

(ii)                                  The purchase price for the Personal Property shall be Two Hundred Ninety-Eight Thousand Two Hundred Thirty-Seven Dollars ($298,237), payable by wire transfer, at the consummation of transactions contemplated in Section 1 hereof.

(b)                                 Other payments shall be made to Buyer or Seller, as the case may be as follows:

(i)                                     Net real estate taxes (if any), under the Lease shall be prorated as of the date of closing, with all such items through the date of closing accruing to Seller.  Taxes shall be prorated based on the most current available bill.  Special assessments, if any, for work actually commenced or levied prior to the date of Closing shall be paid by Seller.  All other special assessments or other charges shall be paid by Buyer.

(ii)                                  On the Closing Date, Seller shall receive a payment from the Buyer for the average blended cost of all fuel located on the Real Property.  The determination of the exact amount shall be made on the Closing Date and the payment shall be made at Closing.

3.                                       Buyer’s Conditions Precedent.  Buyer’s obligation to pay the purchase price set forth in Section 1 and to conclude the purchase transaction as set forth herein is subject to the fulfillment, of each of the following conditions:

(a)                                  One or more inspections of the Property to be conducted by December 10, 2005, including without limitation the auditing, sampling and testing for the presence of any hazardous or solid waste or any other condition adversely affecting the environment (including air, water, or soil), conducted by or on behalf of Buyer, at Buyer’s expense, at reasonable times upon reasonable notice to Seller and for the purpose of Buyer determining, in its sole judgment, whether the Property, including without limitation its fire protection and other systems, has any defects or conditions of any nature that, if not corrected, repaired, replaced or repaired, would shorten or adversely affect the value, utility, or useful life of the Property to Buyer (“Defect”).  Buyer shall not cause any unreasonable interference with the conduct of Seller’s business on the Property, and Buyer shall repair all damage to the Property caused by Buyer, or its contractors or agents.  Buyer shall indemnify and hold Seller harmless from any claim, loss, cost, damage or expense arising from damage to the Property or from personal injuries to or death of any third person.  Seller, or its agent, may accompany Buyer or Buyer’s agent during such inspections.  This condition precedent for inspections shall be considered waived unless Buyer, by December 10, 2005,  notifies Seller, in writing, of those Defects.  Seller may notify Buyer in writing within five (5) business days of receipt of Buyer’s notice of Defect of its election to cure such identified Defects prior to Closing, in which case this Agreement shall continue and Seller shall promptly undertake efforts for such cure.  If Seller fails to provide such notice within the time stated or if Buyer notifies Seller in writing within five (5) business days of Seller’s notice that Seller’s efforts to cure or the time needed for Seller to cure are unsatisfactory in Buyer’s sole judgment, then Buyer may terminate its obligation to close hereunder.

(b)                                 Seller’s delivery to Buyer, at or prior to Closing, written confirmation that the Milwaukee, Wisconsin County Board approved the Assignment of Lease Airport Agreement No. HP-695 (“Assignment”) from Seller to Buyer with modifications described in the Amendment No. 3 to Airport Lease Agreement No. HR-695 (“Amendment”) attached as Exhibit C-1.  Said approval shall be deemed satisfied if an assignment substantially in the form of Exhibit C-2 is delivered, the Milwaukee County Board approves a resolution authorizing amendments to the Lease as required by this subparagraph, and the Milwaukee County Director of Public Works (or his designee) executes such Assignment and Amendment.

(c)                                  The representations and warranties made by Seller contained or referenced in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing as though made at that time.

4.                                       Title Evidence.  At least five (5) business days prior to Closing, Seller shall provide Buyer with a commitment from Ticor Title Insurance Company (the “Title Company”) to issue a leasehold policy of title insurance (with extended coverage, if available) on Buyer’s interest in the Lease, in the amount of the purchase price for the Real Property and Improvements showing lessee’s interest in the Lease in Buyer, as of a date no more than ten (10) days before such title commitment is provided Buyer, to be in the condition called for in this Agreement and further subject only to such liens as will be paid out of the proceeds at Closing.  Buyer shall notify Seller of any valid objections to title in writing at least three (3) business days prior to Closing.  Seller shall have a reasonable time, not to exceed thirty (30) days, to remove the objections and Closing shall be extended as necessary for this purpose.  If Seller is unwilling or unable to remove such objections, Buyer shall thereupon have the option to terminate this Agreement or waive such objections and proceed to close this transaction.  Buyer recognizes that the Real Property and Improvements are part of the Milwaukee County Airport.

5.                                       Conveyance.

(a)                                  Upon Buyer’s payment of the Purchase Price, Seller shall convey the Property to Buyer at Closing by assignment of lease, bill of sale and a special warranty deed, as appropriate, free and clear of all mortgages, liens, pledges, security interests and encumbrances, except municipal and zoning ordinances, recorded easements for public utilities serving the Real Property, recorded building and use restrictions and covenants, any deed restriction affecting the Real Property required by the Wisconsin Department of Natural Resources, taxes levied in the year of Closing, matters listed (in accordance with Section 4 above) on the Preliminary Title Commitment of Ticor Title Insurance Company dated March 31, 2005, attached as Exhibit D, and any encumbrances accepted by Buyer pursuant to Section 4 hereof, provided none of the foregoing prohibit the current use of the Property (“Permitted Encumbrances”).  Seller shall further complete and execute all documents necessary to record this conveyance.

(b)                                 At Closing, Seller shall execute and deliver to Buyer, or cause to be executed and delivered to Buyer, all of the following (collectively, “Seller’s Closing Documents”):

(1)                                  Deed.  Special Warranty Deed conveying to Buyer all of the Real Property and Improvements, free and clear of all encumbrances claimed by, through or under Seller, except only the Permitted Encumbrances.

(2)                                  FIRPTA Affidavit.  An affidavit of non-foreign status properly containing such information as is required by IRC Section 1445(b)(2) and its regulations.

(3)                                  Title-related Documents.  Such affidavits of Seller or other documents as may be reasonably required by the Title Company to record the deed and issue the Title Policy required by this Agreement.

(4)                                  Certificate.  A certificate signed by an authorized agent of Seller and dated as of the Closing Date reaffirming the truth, correctness, and completeness of all of Seller’s representations and warranties under this Agreement.

(5)                                  Files and Records.  Copies of files related to the Property in Seller’s possession and located at the Real Property on the Closing Date.

(6)                                  Resolutions.  Corporate resolutions (or a secretary’s certificate) of Seller in such form as may be reasonably satisfactory to the Title Company to evidence Seller’s authority to transfer the Property.

(7)                                  Bill of Sale.  A bill of sale conveying all Personal Property, Improvements and Other Personal Property free and clear of all claims under or through the Seller.

(8)                                  Lease Amendment.  Lease Amendment in the form required by Section 3(b) of this Agreement, together with an executed copy of the Lease.

(9)                                  Title Insurance.  Title Policy required by this Agreement, together with the following endorsements (or the substantial, local equivalent of such endorsements) relating to the Real Property, to the extent that such endorsements are customarily available in Wisconsin (altogether, the “Endorsements”):  a “gap” endorsement; an access endorsement; and an ALTA 9 (owner’s) restrictions, encroachments, and minerals endorsement.

(c)                                  Buyer’s Closing Deliveries.  At Closing, Buyer will execute and deliver to Seller, or cause to be executed and delivered to Seller, all of the following (collectively, “Buyer’s Closing Documents”):

(1)                                  Purchase Price.  The Purchase Price, plus or minus prorations and other adjustments described in Sections 2(b)(i) and 2(b)(ii), if any, by wire transfer of immediately available funds.

(2)                                  Title Documents.  Such affidavits of Buyer or other documents as may be reasonably required by the Title Company in order to record the deed and issue the Title Policy (with endorsements) required by this Agreement.

(3)                                  Certificate.  A certificate signed by an authorized agent of Buyer and dated as of the Closing Date reaffirming the truth, correctness, and completeness of all Buyer’s representations and warranties under this Agreement.

(4)                                  Resolutions.  Corporate resolutions or a secretary’s certificate of Buyer in such form as may be reasonably satisfactory to the Title Company to evidence Buyer’s authority to carry out the transfer that is the subject of this Agreement.

(d)                                 Joint Closing Deliveries.  At Closing, Seller and Buyer shall jointly execute and deliver the following:

(1)                                  Closing Statement.  A closing and proration statement, prepared by Seller and reasonably acceptable to Buyer.

(2)                                  Real Estate Transfer Returns.  Properly completed copies of any real estate transfer return, gains tax form, or other documentation required in Wisconsin to transfer the Real Property or record any deed.

(3)                                  Lease Assignment.  Lease Assignment for the Real Property and Improvements in the form set forth in this Agreement

(4)                                  Miscellaneous.  Such other documents, instruments, and affidavits as shall be reasonably necessary to consummate the transaction contemplated by this Agreement (including, without limitation, a written assignment conveying to Buyer all of Seller’s right, title, and interest in and to any contract or license concerning the Property that may freely be transferred without the consent or approval of any third party).

6.                                       Closing.  This transaction is to be closed at Milwaukee, Wisconsin, on or before December 16, 2005 (“Closing Date”), or at such other time or location as the parties may agree in writing.  Occupancy and use of the Real Property shall be given to Buyer at Closing or at such other time and subject to such terms and conditions as the parties may agree in writing.

Closing Costs Shall Be Allocated As Follows:

(a)                                  Title Insurance.  Seller shall pay the cost of the Title Policy required under this Agreement.  Buyer shall pay the cost of the endorsements to the Title Policy.

(b)                                 Closing Fee.  Seller and Buyer will each pay one-half of any reasonable and customary closing fee charged by the Title Company (including, without limitation, any reasonable and customary fee for an escrow).

(c)                                  Transfer Tax.  With respect to any real estate transfer fee, transfer tax, or other fee charged by any pertinent governmental authority as an incident to transfer of title in the Real Property (in each instance, a “Transfer Tax”), the parties agree that Seller shall pay any Transfer Tax owing with respect to transfer of title in any Real Property.  Buyer shall pay any sales or use taxes applicable to the Personal Property and Other Personal Property.

(d)                                 Recording Costs.  Seller shall pay the recording fees owing to record any documents, other than the deed, necessary to secure issuance of the Title Policies in the form required by this Agreement.  Buyer shall pay recording fees owing to record the deed.

(e)                                  Attorney’s Fees.  Each Party shall pay its own attorneys fees.

(f)                                    Other Costs.  All other costs shall be allocated in accordance with the customs prevailing in similar transactions in Wisconsin.

7.                                       Representations and Warranties.

7.1                                 Seller hereby represents and warrants as of the date hereof:

(a)                                  Seller has the corporate power and authority to execute and deliver this Agreement and as of Closing will have the corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)                                 This Agreement constitutes a valid and legally binding obligation enforceable against the Seller in accordance with the terms hereof, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally, or equitable principles of general application;

(c)                                  Seller is not obligated in any manner to pay any finder’s fee or brokerage or similar commission in respect to the transactions contemplated by this Agreement and has taken no action that would obligate Buyer to pay any such fee or commission;

(d)                                 Seller has no notice or knowledge of any:  (1) planned or commenced public improvements which may result in special assessments; (2) planned public improvements which would materially affect the real estate except for proposals or master plans of Milwaukee County, Wisconsin; or (3) official written order requiring repair, alteration or correction of any existing condition on the Real Property or Improvements;

(e)                                  To the best of Seller’s knowledge, no consent, approval or authorization of, or declaration or filing with, any governmental authority is required for valid execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for the approval of the Milwaukee County Board and the Wisconsin Department of Natural Resources as set forth herein; and

(f)                                    Other than as specifically set forth in Section 7.1 (d), the Property will be sold “AS IS” with no warranties or representations by Seller, whether express or implied.

7.2                                 Buyer hereby represents and warrants as follows:

(a)                                  Buyer has the corporate power and authority to execute and deliver this Agreement and as of Closing will have the corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)                                 This Agreement constitutes a valid and legally binding obligation enforceable against the Buyer in accordance with the terms hereof, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally, or equitable principles of general application;

(c)                                  Buyer is not obligated in any manner to pay any finder’s fee or brokerage or similar commission in respect to the transactions contemplated by this Agreement and has taken no action that would obligate Seller to pay any such fee or commission.

8.                                       Damage.  Prior to the Closing, if any part of the Property is damaged in an amount of not more than $50,000, Seller shall be obligated to repair or replace the same to equal or better condition than prior to the damage.  If such damage shall exceed $50,000, Seller shall within five (5) business days inform Buyer in writing of the extent that insurance proceeds will be available with respect to the damage.  Within five (5) days after receipt of such notice from Seller regarding the availability of insurance proceeds, Buyer, at its sole option, may cancel this Agreement by written notice to Seller.  If Buyer elects not to terminate this Agreement, Seller shall not be required to repair the Property, but Buyer shall be entitled to receive all insurance proceeds relating to the damage.

9.                                       Default.

(a)                                  If Buyer defaults in its obligation to consummate this Agreement, Seller shall be entitled, at Seller’s sole election, (i) to terminate this Agreement and assert a claim for Seller’s costs, expenses, and other damages in connection with this Agreement, which claim shall not exceed the sum of Three Hundred Thousand and No/100 ($300,000) United States Dollars (USD Three Hundred Thousand),  (ii) close the transaction contemplated by this Agreement without waiving any claim of default, and thereafter assert a claim for Seller’s costs, expenses, and other damages in connection with Buyer’s default under this Agreement, which claim shall not exceed the sum of Three Hundred Thousand and No/100 United States Dollars (USD $300,000), or (iii) pursue any other remedy available to Seller at law or in equity (including, without limitation, an action for Seller’s damages and an action for specific performance), either as an alternative to the remedies set forth in this Section 9(a) or in conjunction therewith.

(b)                                 If Seller defaults in its obligation to consummate this Agreement, Buyer shall be entitled, as its sole remedy,  to assert a claim for Buyer’s costs, expenses, and other damages in connection with this Agreement, which claim shall not exceed the sum of Three Hundred Thousand and No/100 United States Dollars (USD $300,000).

10.                                 Signatures; Notice.  Buyer and Seller agree to accept and hold binding all facsimile signatures for executing and amending this Agreement and for giving notices called for in this Agreement.  All notices given under this Agreement shall be transmitted by facsimile to the respective addresses and facsimile numbers given below:

(a)                                  Seller:
Altria Corporate Services, Inc.
180 Airport Road-Hanger D2
White Plains, New York, NY  10604
Attn:  James R. West
Fax:  914-288-3070

with copy to:

Anne M. O’Sullivan, Esq.
Altria Corporate Services, Inc.
120 Park Avenue
New York, NY  10017
Fax:  914-272-0825

(b)                                 Seller:

Kraft Foods Global, Inc.
Three Lakes Drive
Northfield, IL  60093
Attn:  Director, Corporate Real Estate
Fax:  847-646-8900

with copy to:

Sharon S. Zuiker, Esq.
Kraft Foods Global, Inc.
Three Lakes Drive
Northfield, IL  60093
Fax:  847-646-4431

11.                                 Access to Property.  Seller shall afford to the officers, employees and authorized representatives of Buyer reasonable access during normal business hours to the Property to the extent Buyer shall deem necessary or desirable.

12.                                 Survival of Obligations.  The representations and warranties contained in Sections 12 and 14 in this Agreement shall survive the execution and delivery of this Agreement and the Closing for a term of one (1) year, shall not be merged into the deed, and shall be deemed to have been relied upon by the parties hereto.

13.                                 Termination.  In the event that any of the conditions precedent to Buyer’s obligations hereunder are not met by the date established in Section 6 for Closing and are not waived by Buyer at or prior to Closing, Buyer may, at its option and in addition to any other rights it may have, terminate this Agreement by giving written notice of termination to Seller.  Nothing contained herein shall be deemed to require Buyer to terminate this Agreement in the event that a condition precedent to its obligations hereunder is not met, but, rather, Buyer may, at its sole discretion, waive such condition precedent and proceed with the Closing.

14.                                 Allocation of Responsibility under Lease.  Seller shall indemnify and hold harmless Buyer, its officers, directors, employees, agents and representatives from and against all claims, damages, losses and expenses (direct and indirect), including charges of attorneys and court and arbitration costs, arising out of or resulting from the Lease which arose on or prior to the Closing Date.

Buyer shall indemnify and hold harmless Seller, its officers, directors, employees, agents and representatives from and against all claims, damages, losses and expenses (direct and indirect), including charges of attorney and court and arbitration costs, arising out of or resulting from the Lease arising after the Closing Date.

15.                                 Entire Agreement; Headings; Counterparts.  This Agreement and the agreements and other documents referred to herein and the exhibits hereto constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and understandings, whether written or oral, of the parties hereto with respect to the subject matter hereof.  The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof.  This Agreement may be executed and delivered by the parties hereto in one or more counterparts, each of which shall be an original but all of which together shall constitute one instrument.

16.                                 Applicable Law.  This agreement shall be governed and construed in accordance with the laws of the State of Wisconsin.

17.                                 Facsimile Signatures.  Buyer and Seller agree that signatures on documents delivered by facsimile transmission shall be binding on all parties, and respectively agree to provide an originally signed copy of any document delivered by facsimile within five (5) days after such delivery.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed as of the date first above written.

BUYER:

KRAFT FOODS GLOBAL, INC.

By:	/s/ Bruce Windedahl
Name: Bruce Windedahl
Title: Sr. Director

SELLER:

ALTRIA CORPORATE SERVICES, INC. (f/k/a PHILIP MORRIS MANAGEMENT CORPORATION)

By:	/s/ George Saling
Name: George Saling
Title: Vice President, Aviation + Travel Services